Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Service Providers”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the combined Statement of Additional Information in Post-Effective Amendment No. 26 to the Registration Statement (Form N-1A, No. 333-15205) of Munder Series Trust II, and to the incorporation by reference of our report dated August 20, 2009 on Munder Healthcare Fund (the Fund constituting Munder Series Trust II), included in the Annual Report to Shareholders for the fiscal year ended June 30, 2009.
/s/ ERNST & YOUNG LLP
Boston, Massachusetts
October 16, 2009